As filed with the Securities and Exchange Commission on April 8, 2003

                    Registration Statement Number: 333-101863


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                              CARE CONCEPTS I, INC.
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)


      Delaware                          7319                        86-0519152
--------------------------------------------------------------------------------
(State of Incorporation)      (Primary Standard Industrial        (IRS Employer
                               Classification Number)               I.D. Number)


         760 E. McNab Road, Pompano Beach, Florida 33060 (954) 786-2510
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

         760 E. McNab Road, Pompano Beach, Florida 33060 (954) 786-2510
--------------------------------------------------------------------------------
                    (Address of principal place of business)

                     Steve Markley, Chief Executive Officer
                              Care Concepts I, Inc.
                                760 E. McNab Rd.
                             Pompano Beach, FL 33060
                                 (954) 786-2510
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to;
                             Joel D. Mayersohn, Esq.
                               Adorno & Yoss, P.A.
                       350 East Las Olas Blvd. Suite 1700
                            Ft. Lauderdale, FL 33301
                    (954) 763-1200 Facsimile: (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
Title of each class of          Amount of
  securities to be            shares to be      Proposed price per       Proposed maximum             Amount of
    registered                 registered          share(1)           aggregate offering price     registration fee
--------------------------------------------------------------------------------------------------------------------

 Common stock                 4,953,694           $6.00                    $29,722,164                 $2,735


Registration Fee Total:                                                                                $2,735 (2)

--------------------------------------------------------------------------------------------------------------------

         (1) Estimated solely for purposes of calculating the registration fee based upon the closing price of the stock on the OTCBB on December 10, 2002.

         (2) Fee paid.


The Registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

 PROSPECTUS SUBJECT TO COMPLETION AND IS SUBJECT TO CHANGE


                              DATED APRIL 8, 2003




                              CARE CONCEPTS I, INC.

                        4,953,694 SHARES OF COMMON STOCK



CARE CONCEPTS I, INC. COMMON STOCK IS TRADED ON THE NASD OVER THE COUNTER BULLETIN BOARD UNDER THE SYMBOL CCON. THE CLOSING PRICE OF OUR SHARES ON APRIL 5, 2003 WAS $ 8.00.


4,953,694 shares of our common stock are being offered by certain selling security holders. See "Selling Security Holders" beginning on page 20. We will not receive any proceeds from the sale of the shares by the selling security holders.

The selling security holders may sell the shares covered by this prospectus in the Over the Counter Bulletin Board Market and in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices, and may engage a broker or a dealer to sell the shares. For additional information, you should refer to the Plan of Distribution section of this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                The date of this prospectus is _________________.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section.

Care Concepts I, Inc., operates through its recently acquired wholly-owned subsidiary, iBid America, Inc., an online marketing, advertising and sales promotion company that combines sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At its website www.ibidusa.com, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments. In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the online consumer auctions. Participating businesses pay for exposure by honoring the gift certificates won our site. Winning bidders maintain credit card accounts with us, which are automatically charged once they win an auction. If the auction won is to benefit one of the numerous charities with which we work, all proceeds except credit card processing fees are then donated to the charity. Proceeds from online auctions are currently our sole source of income.

We are a Delaware corporation. We were originally established in Nevada in July 1988 as Amsterdam Capital Corporation, Inc. In November 1992, we changed our state of incorporation to Delaware. On November 26, 2002, a wholly owned subsidiary of our company merged with and into iBid America, Inc., a Florida corporation. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 22,422 shares of our Series A convertible preferred stock, 1,131 shares of our Series B convertible preferred stock, and 45,000 shares of our Series C preferred stock , and we received a 100% wholly-owned interest in IBID. In connection with our merger, the holders of the newly issued class A preferred stock converted their shares into 2,242,194 shares of our common stock. IBID was organized on February 2, 2001.

We maintain our principal executive offices at 760 E. McNab Road, Pompano Beach, Florida 33060 and our telephone number is 954-648-2013. Our website is www.ibidusa.com. Information found on our website is not a part of this prospectus.


In this prospectus, we refer to our company, Care Concepts I, Inc., and its wholly-owned subsidiary, iBid America, Inc., as we, us, the Company or Care. IBID refers to our wholly owned subsidiary, iBid America, Inc.

The Offering

The prospectus covers up to 4,953,694 shares of our outstanding common stock which may be sold by the selling security holders identified in this prospectus.

Summary Financial Data

         Information contained in the table below was derived from the financial statements contained elsewhere in this prospectus. The following financial information should be read in conjunction with the consolidated financial information and notes contained elsewhere in this prospectus.


---------------------------------------- ---------------------------- ----------------------------

                                         Year ended Dec. 31 2002      Year Ended Dec. 31 2001

---------------------------------------- ---------------------------- ----------------------------
INCOME ITEMS:
---------------------------------------- ---------------------------- ----------------------------
Net Income (loss)                        $        12,562              $    (282,065)
---------------------------------------- ---------------------------- ----------------------------
BALANCE SHEET ITEMS:
---------------------------------------- ---------------------------- ----------------------------
Cash                                     $       122,044              $      29,538
---------------------------------------- ---------------------------- ----------------------------
Total Current Assets                     $       282,855              $      30,776
---------------------------------------- ---------------------------- ----------------------------
Total Assets                             $     5,799,863              $   5,831,815
---------------------------------------- ---------------------------- ----------------------------
Total Current Liabilities                $        35,565              $     181,477
---------------------------------------- ---------------------------- ----------------------------
Total Stockholders' Equity               $     5,764,298              $   5,637,135
---------------------------------------- ---------------------------- ----------------------------
Total Liability and Stockholders'        $     5,799,863              $   5,831,815
Equity
---------------------------------------- ---------------------------- ----------------------------



RISK FACTORS

Please read this prospectus carefully. You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Except for historical information, the information in this prospectus contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

BUSINESS RISKS

SINCE OUR RECENTLY ACQUIRED OPERATING SUBSIDIARY COMMENCED OPERATIONS IN 2001, WE HAVE A SHORT OPERATING HISTORY BY WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS.

Our operating subsidiary recently commenced operations. We have a limited operating history from which to evaluate our business and prospects in our current market. Our operating results in the future will be subject to all of the risks and uncertainties inherent in the development and maturation of a business.

OUR IBID SUBSIDIARY HAS HAD A HISTORY OF OPERATING LOSSES AND THIS MAY CONTINUE TO BE THE CASE.


IBID's expenses are currently greater than its revenues. Since inception through December 31, 2002, IBID had accumulated losses of $397,233.Our ability to operate profitably depends on increasing our sales and achieving sufficient gross profit margins. We cannot assure you that we will operate profitably.


AS OUR BUSINESS PLAN IS NOT A TRADITIONAL WAY OF ADVERTISING AND MARKETING, IT MAY BE DIFFICULT FOR YOU TO DETERMINE WHETHER OUR BUSINESS CAN BE COMMERCIALLY SUCCESSFUL.

To date, we have only limited auction sales in the commercial marketplace. To be successful, we will have to increase our number of auctions. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our services over the traditional way of advertising and marketing. Our competitors could introduce services that are more economical to use, or that have better features, making them more attractive to buyers.

WE WILL NEED ADDITIONAL CAPITAL TO IMPLEMENT OUR PLAN FOR EXPANSION AND IF WE DO NOT RECEIVE ADDITIONAL CAPITAL OUR EXPANSION PLANS WILL SUFFER.


We will need approximately $1,000,000 for operations in fiscal year 2003, assuming that we open 7 to 10 new markets through December 2003. Each new market costs approximately $70,000 to open and stabilize to break-even status. Expansion into each market is predicated on our ability to borrow from third parties or on revenue being generated by the current markets to fund future markets.

The terms upon which such borrowed capital will be available to us, if at all, may dilute the ownership of existing shareholders or adversely affect their positions. If current markets are not generating revenue beyond break-even status, enabling us to expand into the next market, or if we are unable to raise additional capital through borrowing, we may need to suspend our plans for expansion, which would materially adversely affect us.


A TRADING MARKET MAY NOT DEVELOP FOR OUR SECURITIES WHICH COULD RESULT IN ILLIQUIDITY FOR YOUR INVESTMENT.

While our common stock currently trades on the OTC Bulletin Board, it is thinly traded. There is no assurance that trading activities or market making activities, if increased, will be maintained, which could result in illiquidity of your investment.

"PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR SECURITIES DIFFICULT.

Trading in our securities will be subject to the "penny stock" rules for the foreseeable future. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transactions involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.


POSSIBLE FLUCTUATIONS IN OUR STOCK PRICE MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT.

Historically, there has been no trading activity for our common stock. However, subsequent to out merger, there may be a significant increase in trading activity due to our change of business. If there is increased trading activity, the market price of our common stock may fluctuate substantially. Fluctuations in our stock price could cause an investor to lose his investment.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SECURITIES MAY DECREASE.

It is possible that the selling security holders will offer all or substantially all of the shares of our common stock covered by this prospectus for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.


PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT THE UNDERTAKING OF CERTAIN CORPORATE ACTIONS OR PREVENT OR DELAY A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTEREST OF OUR SHAREHOLDERS.

Our certificate of incorporation requires an 80% affirmative vote of the total number of outstanding shares of capital stock of our company to change the authorized number of capital stock of our company or change the rights and preferences of any class of our capital stock.

In addition, our certificate of incorporation requires the affirmative vote of all the outstanding shares of our capital stock to approve any material transaction with an affiliate of our company.

Also, our certificate of incorporation effectively requires our company to hold a special meeting or annual meeting of our shareholders when we seek the approval of our shareholders to take any action that requires shareholder approval. This restriction prohibits us from obtaining shareholder approval via majority written consent of our shareholders in lieu of a shareholder meeting.

Finally, our bylaws require an affirmative vote of 66 2/3% of the total number of outstanding shares of our capital stock to remove any incumbent director.


IF PLANS TO PHASE-OUT THE OTC BULLETIN BOARD ARE IMPLEMENTED, WE MAY NOT QUALIFY FOR LISTING ON THE PROPOSED BULLETIN BOARD EXCHANGE OR ANY OTHER MARKETPLACE, IN WHICH EVENT INVESTORS MAY HAVE DIFFICULTY BUYING AND SELLING OUR SECURITIES.

We understand that, in 2003, subject to approval of the Securities and Exchange Commission, The Nasdaq Stock Market intends to phase out the OTC Bulletin Board, and replace it with the "Bulletin Board Exchange" or "BBX". As proposed, the BBX will include an electronic trading system to allow order negotiation and automatic execution. The Nasdaq Stock Market has indicated its belief that the BBX will bring increased speed and reliability to trade execution, as well as improve the overall transparency of the marketplace. Specific criteria for listing on the BBX has not yet been announced, and the BBX may provide for listing criteria, which we do not meet. If the OTC Bulletin Board is phased out, and we do not meet the listing criteria established by the BBX, there may be no transparent market on which our securities may be included. In that event, investors may have difficulty buying and selling our securities and the market for our securities may be adversely affected.

FORWARD LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "estimate," "may," "will," "could," "expect," "project," "believe," "intend," "envision" and similar words or phrases which are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


Our common stock is traded on the OTC Bulletin Board, under the symbol CCON. On October 18, 2002, we effectuated a 50 to 1 reverse stock split. The closing price of our common stock on March 31, 2003, as reported on the OTC Bulletin Board was $ 8.00 per share. The following is the range of high and low closing prices for our common stock for the periods indicated:


PERIOD
                                                              HIGH        LOW

January 1, 2001-March 31, 2001.............................   $ .04      $ .02
April 1, 2001-June 30, 2001................................   $ .03      $ .02
July 1, 2001-September 30, 2001............................   $ .03      $ .02
October 1, 2001-December 31, 2001..........................   $ .03      $ .03
January 1, 2002-March 31, 2002.............................   $ .03      $ .03
April 1, 2002-June 30, 2002................................   $ .01      $ .03
July 1, 2002-September 30, 2002............................   $ .03      $ .03
October 1, 2002 - December 31, 2002........................   $6.00 *    $1.50 *

*Post reverse split

As of March 31, 2003 there were approximately 390 holders of record of our common stock. We estimate that there are in excess of 500 shareholders of our common stock.


Holders of our common stock are entitled to cash dividends when, as may be declared by the board of directors. We do not intend to pay any dividends in the foreseeable future and investors should not rely on an investment in us if they require dividend income. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of our board of directors and will be based upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. There can be no assurance that cash dividends of any kind will ever be paid.

USE OF PROCEEDS

We will not receive any proceeds form the sale of shares by the selling security holders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL


OVERVIEW


On November 26, 2002, a wholly owned subsidiary of our Company merged with and into IBID. Pursuant to the terms of the merger, IBID shareholders received an aggregate of 12,080,867 shares of our common stock and 22,422 shares of our Series A convertible preferred stock, 1,131 shares of our Series B convertible preferred stock, and 45,000 shares of our Series C preferred stock and we received a 100% wholly-owned interest in IBID. In connection with our merger, the holders of the newly issued class A of preferred stock converted their shares into 2,242,194 shares of our common stock.

Although Care's auditors issued Care a "going concern" for the fiscal year ended December 31, 2001, IBID believed the merger with Care was in IBID's (and its shareholders') best interests. As a public company, IBID believes there is an increase in its perceived market value. IBID also believes that being public may enhance its future financing opportunities. In addition, as a public company, IBID's shareholders are provided with more liquidity to their investment. There were no fees paid by IBID to promoters or affiliates in connection with the merger.

Management's discussion and analysis presents the historical operations of IBID (our newly acquired wholly owned subsidiary), The following information should be read in conjunction with the financial statements and notes thereto beginning on page F-1. Management's discussion and analysis reflects the historical operations of IBID, as the Company has been accounted for as the accounting successor to IBID.


The following discussion and analysis should be read in conjunction with a discussion about risk factors and the consolidated financial statements, included elsewhere in this prospectus.

Forward-Looking Statements


This Management's Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations, estimates, forecasts, projections and assumptions that are subject to risks and uncertainties. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual future results may differ materially and adversely from what those expressed in any forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Application of Critical Accounting Policies

The Company's Consolidated Financial Statements are based on the selection and application of significant accounting policies, which require management to make estimates and assumptions that affect the amounts reported in the Consolidated Balance Sheets and the Consolidated Statements of Operations, as well as the related disclosure of contingent assets and liabilities. Management believes that the following are the most critical areas in the application of its accounting policies that may affect its financial condition and results of operations.

However, subjective judgments and uncertainties may affect our critical accounting policies and there is a likelihood that materially different amounts would be reported under different conditions or using different but reasonably plausible assumptions.

Auction Content Inventory

Inventory is carried on the books at the lower of costs or market, utilizing the first in first out method (FIFO). The Company does not warehouse auction content inventory, other than animation cell art. Auction content is distributed as a redeemable certificate presented by the auction winner to the retailer. On March 8, 2001 the Company acquired 80,000 pieces of animation cell art at $50.00 per piece complete with the certificate of authenticity and Universal Studio seal. These cell art pieces are used in a program established by the Company with local and national charities to increase its databases of potential bidders and buyers on their auction website. The inventory at December 31, 2002 was $3,856,450.

Stock Option Plans

In December 2002, the FASB issued SFAS No. 148, 'Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of SFAS No. 123,' which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. SFAS No. 148 also requires more prominent and more frequent disclosures in both interim and annual financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002.

The status of the Company's Stock Option Plans is fully discussed in Item 5 above.

Income Taxes

The Company employs Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carry-forwards, and tax credit carry-forwards existing at the date of the financial statements.

As of December 31, 2002, the Company had a consolidated net operating loss carry-forward of approximately $6,979,800, which will expire in the years 2004 through 2021.The Company has not yet determined that this carry-forward loss is available to the merged entities. The Company has not recognized any benefit of such net operating loss carry-forward. For a more expansive explanation, please see the accompanying consolidated statements and Notes.

Related Party Transactions

At December 31, 2001 there were stock subscriptions receivable due from stockholders of $4,199. The amount due to stockholders at December 31, 2001 and December 31, 2002 was $37,293 and $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by stockholders.

The Company also has a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

On February 15, 2001 fixed assets and software were purchased from iBidUsa.com, Inc., a company that included one individual who owned more than 10% of the common stock in iBidUsa.com, but owns less than 5% of the common stock in the Company. The asset purchase agreement transaction was for a current market price of $1,900,000 in exchange for 19,000 shares of Series A Convertible Preferred Stock. The complete terms and conditions of the Series A stock is presented in
Note 1 of the financial statements under organization and capitalization.

IBID RESULTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 AS COMPARED TO YEAR ENDED DECEMBER 31, 2001

Auction and related revenues increased $46,852, or 138%, in 2002 when compared to 2001. Auction sales at December 31, 2002 were $171,396 compared to $124,544 at December 31, 2001. This increase was principally due to continued market acceptance in the metro Orlando and the South Florida markets in which we currently operate.

The Company has in place 96 marketing agreements to help facilitate the auction concept in key metropolitan areas nationwide. We do not intend to sell additional marketing agreements. Total for sales in the year ending December 31, 2002 was $775,311, compared to $272,492 in the year ending December 31, 2001, an increase of $502,819 or 285%.

Selling, General and Administrative Expenses increased $357,369, to $664,700, or 216% in 2002 when compared to $307,331 in 2001. This increase was principally due to additional costs in marketing and promotion of our business, including our charity partnerships and pre-planning for our expansion into the Las Vegas market consisting of approximately $ 70,000 for opening and stabilizing a new market and approximately $ 55,000 for participating in charity events and promoting auctions affiliated with our charity partners.

Management expense increased $32,033, or 113% in 2002, from $237,467 in 2001 to $269,500 in 2002. This increase was primarily due to the addition of key people, including new supervisors for marketing and sales to promote our services in existing areas and in Las Vegas, the area we are now developing.

LIQUIDITY AND CAPITAL RESOURCES

For the year ending December 31, 2002, the Company posted a net income of $12,562, compared to a loss of $(282,065) in 2001, a change of $294,627. Basic and diluted net income (loss) per Common Share for 2002 was nil as compared to 2001, which was $0.01.

Net cash provided in operating activities was $93,057 in the year ended December 31, 2002. Net cash used for the year ended December 31, 2001 was $116,425. This was a net change of $231,096.

Net cash used by investing activities was $938 during 2002, compared to net cash used of $10,530 in 2001, and was primarily due in both years to the purchase of fixed assets.

Net cash provided by financing activities was $387 during 2002, compared to net cash provided of $156,493 in 2001, a change of $156,106. This was primarily the result of the proceeds from stockholder advances of $90,664 in 2002 and $37,293 in 2001; payments to stockholders of $120,833 in 2002, with no payments made to stockholders in 2001; notes payable proceeds of $20,000 in 2002 and $100,000 in 2001; payment on notes payable of $104,044 in 2002, with no payment of notes payable in 2001; and the proceeds of the issuance of common stock of $114,600 in 2002 and $19,200 in 2001. The Company chose to raise working capital through borrowing in 2001 and relied on operating cash flows supplemented by borrowings to meet its financing requirements in 2002.

As of December 31, 2002, the Company's net increase in cash and cash equivalents rose $92,506 to $122,044 from $29,538 in 2001.

The Company currently believes that operating cash flows, current cash balances and borrowings will be adequate to meet its operating needs and capital requirements through 2003. Such operating needs and capital requirements include short-term commitments, and our expansion into Las Vegas. Expansion beyond the Las Vegas market is contingent on the current auction markets generating adequate cash flow.


OUR BUSINESS

OVERVIEW


Care Concepts I, Inc. through its wholly owned subsidiary iBid America, Inc. is an online marketing, advertising and sales promotion company which combines the long established sales promotion techniques of discount coupons and promotional offers with the more recent development of Internet auctions. At our website, www.ibidusa.com, consumers can bid to acquire gift certificates redeemable for such items as hotel accommodations, restaurant meals, concerts, golf courses, shopping experiences, and personal services provided by businesses. These businesses are local commercial establishments seeking to promote their business, introduce new products and services, generate consumer awareness, develop new customers and reward old customers with the ultimate goal of developing additional consumer visits to their establishments.

The IBID auction site is localized to specific geographic areas - currently Central Florida, South Florida and Las Vegas. The businesses utilizing IBID advertising and marketing services are generally local and national business establishments seeking to generate customer visits to their physical place of business rather than the sale of products by mail order, phone or Internet.

In exchange for promoting and marketing these businesses on our website and through community functions such as charity events, we retain the auction revenue generated by the winning bidders in our business to consumer auctions. Participating businesses pay for exposure by honoring the gift certificates won our site. Winning bidders maintain credit cards on file with us, which are automatically charged once they win an auction. If the auction won is to benefit one of the numerous charities with which we work, all proceeds except credit card processing fees are then donated to the charity.


OUR BUSINESS MODEL


We currently provide a marketing and advertising medium for Central and South Florida and Las Vegas area businesses through direct interaction with our clients. The online auction site makes available an opportunity for individuals and retail customers to purchase products and services starting at 30% of retail price by using the Internet auction website. The winners of the auction will redeem the purchased gift certificate at the businesses physical location. In exchange for the gift certificates that the business clients provide IBID for auction, they gain exposure to potential customers interested in their products and services through the online auction process whether or not such persons actually bid on or win the auctions.

IBID's business model included entering into marketing agreements on a nationwide basis through IBID's wholly-owned subsidiary, iBid National, Inc. We have marketing agreements in all of the major metropolitan markets IBID targeted, which are in place to assist in the development of new markets. We have agreements in 96 metropolitan areas, at an average of $7,615 per agreement, with the price depending on factors such as the population density and residents' per capita income. We are active in South Florida and in metro Orlando, and have begun penetrating the Las Vegas market, none of which are being operated under marketing agreements. We are not active in any of the 96 areas in which we have marketing agreements. We intend to expand our business in the future into areas in which we have agreements in place.


We believe that we provide an efficient, economical and innovative marketing, advertising and sales promotion medium to clients for the following reasons:

         * LIMITED EXPENSE - The business clients pay for the advertising and sales promotion services provided to them through our online auctions by giving gift certificates to us in lieu of cash payment, which is usually required by other advertising media. Although the clients receive advertising and sales promotion benefits from every visitor who looks at its auction offering, only one person actually wins the gift certificate, so that the economic cost to the business is limited. We receive compensation from the money paid by the winning bidder for the auction.

         * COMMUNITY AFFINITY - To foster strong community affinity for the site, IBID has regionalized its auctions, beginning in the Central and South Florida markets. A consumer or bidder in Orlando can find offers from local restaurants and businesses in their area. A family planning a visit to Orlando can bid on a hotel package at a significant discount and even if they do not win the auction, they are introduced to a local hotel, which would be pleased to accommodate them with a discount coupon. IBID also encourages communication between its bidders (customers) and the Company, by offering easy access to email for questions and suggestions. A periodic newsletter is distributed by e-mail to every visitor who registers as a bidder with news and information about IBID and its business auctions. Also, every bidder, whether the winner of an auction or not, is rewarded with coupons that can be downloaded, printed, and used to further cement the values found in IBID's auctions.

OUR WEBSITE

The website home page contains a site directory and direct links to the South Florida and to the Central Florida auction offerings. A geographic navigation section leads to a page for each area of the United States; this anticipates future growth of the auction areas beyond the two geographical areas currently covered. There is a large central area on the home page, which features six different auctions every day.

A visitor is able to locate the specific auctions they are interested in each geographic region, which is generally categorized as "accommodations, attractions, charities, entertainment and nightlife, restaurants, shopping and services, and sports and adventure." By clicking on one of these categories, the visitor is given detailed information related to each ongoing auction in that category, including the description of the offering, the current bid, and the closing date of the auction.

By clicking on the description of the auction, further information about the auction is presented including the specific terms and conditions of the offering. The bidder is also presented with useful information such as the retail value of the offering, the number of bids, the bid increment, time left to closing of the auction, minimum bid, highest current bid and time when the auction started. This page also serves as an advertising site for the business, which can include pictures, amenities of the business, additional special offers and discount coupons available without bidding and a link to the personal website of the business.

In order to bid on an auction, each bidder must register with IBID by providing certain personal information, including credit card information for billing purposes, and selecting a user ID and password of their choice. The registrant must agree to IBID's user agreement, a full copy of the agreement is listed on the website. There is no registration cost. Additionally, IBID does not sell user information.


In order to place a bid, the bidder provides his or her user ID, password and bid amount. The bidder is then prompted to confirm his or her bid and agreement to the auction terms and conditions. If the bid was entered incorrectly in any way, the bid is not accepted and the bidder can go back and correct the error. A bidder can increase or terminate his or her bid at any time prior to closing of the auction. At the conclusion of the bidding, the winning bidder's credit card account is charged for the amount of the winning bid and the certificate is mailed to the winner, which is then presented to the business when the winner claims the service or product.

A member services section on the website promotes new member registration and useful tools for members to navigate the site., Member accounts can be changed or updated. Members can review a summary of all their activities on the site including current auctions they are bidding on, closed auctions that they won and refund information, a password reminder, password change and our site's privacy statement, which sets forth the policy regarding use of the information that is gathered on the website.

To encourage frequent visits to the website users may obtain "bid bucks credit" once each day. A user who visits the home page each day receives up to $3 in "bid bucks" per month, which can be used to pay for auctions when they win. The website also offers discount coupons provided by the business clients, which are available to all the visitors to the site without requiring bidding or registering.


STRATEGY

Our principal objective is to become a leading Internet destination for consumers seeking discounts on products and services from local establishments and a key advertising and promotion vehicle for businesses seeking to generate customer visits to their place of business. To achieve these objectives, we are pursuing the following strategies:

         * CAPITALIZE ON THE INHERENT STRENGTHS OF THE ONLINE EXPERIENCE - We expect to attract business clients that want us to focus their products and services on our online auction website knowing that the consumers using the site are highly motivated to receive theses items. The auctions are geographically separated and it is believed that the cost is considerably less than the standard form of distributing promotional offers such as newspapers, penny savers, direct mail, mass e-mailings and other mass media.

         * EXPANSION - We believe that by partnering with key people living in each metropolitan area we have targeted, we gain clear advantages for our expansion efforts. We have entered into marketing agreements throughout the Unites States. We do not intend to enter into marketing agreements in the future. We intend to expand our business into additional markets in the future, in which we have marketing agreements established.

         * EXPAND RELATIONSHIPS WITH SPONSORS - We believe that the success of our business model depends on the steady supply of meaningful items to auction on the website. Our model is unique whereby business clients are not required to pay cash for our auction services, but only provide the services or products offered for auction on the site. This concept will be compelling not only to large multi-outlet operators such as hotel and restaurant chains but also to local mom-and-pop operations.

         * DEVELOP AND IMPLEMENT ADVERTISING AND PROMOTION STRATEGIES TO DRIVE TRAFFIC TO THE INTERNET AUCTION SITE - We intend to drive traffic to our online auction site through a variety of promotions and activities:



         PUBLICITY AND ADVERTISING- Our sales representatives are encouraged to attend local community events and distribute `Bid Bucks' at these events, which can be used to pay for auctions won. We also provide discount coupons on the site. A visitor to the site can download and print these coupons for discounts provided by IBID's clients, which can be used at their establishments.

         PUBLIC RELATIONS - We believe that newsworthy publicity angles are contained in our mission, especially concerning our charity auction program. We are always seeking local media coverage for its business.


We believe that the establishment of operations in a new market will require working capital of approximately $70,000. Required capital for expansion into new markets is dependent on revenues generated from operations in our current markets (Fort Lauderdale, Orlando and Las Vegas) or third party financing. As current market operations are not generating enough revenue to further expansion and we do not anticipate any third party financing in the near future, our immediate plans for expansion include only Las Vegas, which is not subject to a marketing agreement, but is being staffed by Company personnel. Revenues provided from current operations are limited and allocated for our current markets. We must increase the number of auctions and the revenue generated in our current markets to expand our operations to new markets beyond Las Vegas,

ACQUISITION OF PRODUCTS AND SERVICES FOR AUCTION

We require advertising clients to commit to a one-year contract, which provides us with products and services for our regular auctions. The advertiser commits to a retail dollar amount in merchandise or services per week for 52 weeks, for instance, a lodging package in a hotel for a 3 day 2 night stay might be worth $250 retail, or a $50 retail restaurant certificate, a round of golf for 2 worth $180. When a contract is signed, we create the auction and advertising for the advertiser, including the development of sales banners and links to the advertisers' websites. Part of the contract between the advertising client and IBID is a requirement that all business clients donate an additional 2 weeks of auction products or services to be used in conjunction with our charity program. The advertising client will receive additional exposure and marketing awareness when the items are actually auctioned or used for the benefit of a charity (explained below).

All auctions begin at 70% percent below the suggested retail value determined by the business client, so a lodging package valued at $200 would begin bidding at $60. The duration of an auction may vary, but is usually 5, 7 or 10 days. The business client is encouraged to offer other promotional offers to all visitors to the Website such as discount coupons or a free item with a purchase, such as dessert with the purchase of a restaurant meal.

An essential element to the ultimate success of the business model is the availability of sufficient products and service items provided by its business clients to attract bidders and potential bidders to our online auction site. We believe that our "no cash required" advertising program can be compelling to clients and potential business advertisers. However, it generally requires a well-prepared presentation and good salesmanship to acquire new clients for the site.

MARKETING AGREEMENTS


IBID recognizes the need for key sales people to successfully implement the business plan. Sharing the IBID story, and explaining to client the benefits of using our services are critical to our success. We believe seeking and partnering with people in the metropolitan areas we have targeted is the most advantageous avenue to market our services. We have entered into non-exclusive marketing agreements in 96 key metropolitan areas. Although we are currently active in metro Orlando, South Florida, and Las Vegas, none of these areas is subject to a marketing agreement. As we expand into these areas, our marketing partners, already members of their communities, will develop these areas through presentations to clients, by hiring other sales people who work for the marketer and represent us, by participating in charity events, and by functioning as company representatives and ambassadors toward prospective bidders and clients. We intend to work closely with our marketing partners to set goals and objectives tailored to each territory. For instance, each marketing partner will be responsible for providing a minimum of 12 charitable organizations that will participate in charity auctions on our site. In return, marketing partners contract for specific territories, and are paid a 1 1/2% override on all auctions sold in that territory, including single businesses domiciled in the territory and national accounts, such as a restaurant chain that may have outlets in several territories, and which would be managed at the corporate level. We retain ownership of the marketing area, and may manage the area using our employees. However, any business to consumer auctions in a marketing partner's area, whether secured by the partner, who is an independent contractor, or by our employee, will generate the override to the marketing partner. Although we do not restrict our marketing partners to exclusively representing our company, we do forbid them to sell competing services offered in an auction or Internet venue. All of our marketing agreements expire on December 31, 2006. We do not intend to enter into additional marketing agreements in the future, but will expand our business by developing those areas in which we already have marketing agreements in place.


CHARITY AUCTION PROGRAMS

A key element of our strategy is to promote the website to both clients and bidders through the auctions conducted on the website for the benefit of local charities. Although limited net revenue is generated from the charity auctions, they are an important aspect in the development of commercial clients and bidders for the regular auctions. Charities receive between 95% and 100% of the revenues from the charity auctions. The only charge is for credit card processing fees, which is up to 5% for providing the auction.

Many charities and other institutions such as hospitals and alumni organizations run live and silent auctions in conjunction with their fundraisers, such as benefit dinners, banquets, dances and award functions. The products and services that are auctioned come from individuals and businesses that are donated to support the charity's fund raising activities. We offer to conduct auctions for many of the items donated to the charity on its website. The auctions are conducted in the same manner as our commercial auctions. This enables the charity to reach a larger pool of potential bidders beyond those attending its event. In promoting its own fund-raising event, the charity also promotes its auction on the IBID website, which hopefully will generate additional traffic to the website. Local media such as radio stations, newspapers, and TV stations, which donate time to promote the charity's event, are encouraged to mention the charity auction on the IBID website. Additionally, all bidders that enter the Charitable Organization area of auctions on the auction website will be automatically redirected to the local area main page of retail auctions once they have reviewed and/or bid on the charitable auctions.

We believe that our charity auctions create awareness and support for our regular auctions from both clients' consumers. We have developed relationships and marketing initiatives with several charity organizations and plan to expand such relationships with other national and local nonprofit organizations.

ANIMATION CARTOON ART PROGRAM


Our auction content inventory consists of cel art of nine original cartoon series from Columbia Studios , including She-Ra, Back to the Future, Original Ghostbusters, Star Wars E-Woks, He-Man, Shelly Duval Bedtime Stories, Beethoven, Flash Gordon and Brave Starr. This cel art is used as promotional material in conjunction with our charity program. The purpose of acquiring the cel art is to have an item of perceived value that can be used as an inducement for charitable organizations to participate in our auctions. Our goal is to build traffic to the website and to bring more bidders to our www.ibidusa.com Internet auctions from the large number of individuals that are associated with charitable organizations.


The IBID program encourages each charity to ask their corporate sponsors and contributors to purchase from 50 to 100 original cartoon cel art production units for $75.00 to $150.00 per cel. The supporters will then be asked to donate back to the charitable organization their cel art, which will then be auctioned on the website with all proceeds going to the charity in the form of a donation. Although each original production cartoon art cel is carried on our books at the lower of cost or market ($50.00), each generally auctions for between $150.00 and $300.00 or more, creating for the winning bidder a tax deduction for the market value amount.

TECHNOLOGY

We utilize custom software that makes extensive use of relational database technology to implement its online auction site. The system is deployed on a network of Windows NT and UNIX servers. We have also developed multiple proprietary internal support systems to facilitate bidding, support customer service and manage site content with minimum human intervention. Credit card transactions are automatically verified and cleared through PaymentNet.

SECURITY

Our computer network architecture employs commercial firewall software that has been designed to protect the system from unauthorized access. Electronic transactions between Web browsers and the online store and between the store and the credit card processor are encrypted and transmitted with Secure Socket Layer, or SSL, to ensure the security of customer information. Sensitive information is encrypted in the database and stored on a secure sub-network with controlled access from both internal and external sources.

A critical issue for the success of online commerce is maintaining the integrity of information, particularly the security of information such as credit card numbers. We believe that our security system currently in place is satisfactory to protect us against reasonable risks.

To deter the theft of credit card numbers residing in its system, IBID had secure fire walls installed in its computer hardware, and all credit card numbers are encrypted in its system until they are required to use them - firewalls are designed to protect the system against hacker break-ins. Moreover, anyone who successfully breaks into the system will find nothing but encrypted codes that would be extremely difficult to decipher.

INTELLECTUAL PROPERTY


We rely on a combination of copyright and trademark laws, trade secret protections, and confidentiality and non-disclosure agreements, as well as other contractual provisions to establish and protect our proprietary rights and intellectual property. We currently have a patent pending on our business systems. Our patent was filed on January 11, 2000. Our patent pending encompasses the system we use to process auctions from beginning to end. For instance, eBay is a forum for seller and buyer to come together and complete their transactions. We offer a marketing and advertising opportunity to local restaurants, hotels, entertainment facilities, airlines, retail shops and service providers, and in exchange for exposure on our site, the businesses provide their unique products and services to be auctioned to consumers who desire them. We retain the auction revenues, the consumer receives the item on which he bid, and the business gains exposure and customers for its products. Also, we do not warehouse these products. The consumer is mailed a gift certificate for the merchandise won, which he or she presents to the retailer or service provider. However, we do not believe that our success is dependent upon proprietary technology since there are numerous auction sites operating on the Internet and there is little barrier to entry for the establishment of an Internet auction site.


COMPETITION

Although we are not aware of any other Internet auction site which provides auctions of promotional offers from local merchants similar to those conducted by our subsidiary, the Internet is characterized by ease of entry and there can be no assurance that competitors will not seek to copy the business model or introduce enhancements. We also compete against a wide variety of other media available for advertising and sales promotion activities, including newspapers, magazines, penny savers, direct mail, radio, television, handouts, a merchant's own Internet site, other forms of Internet advertising such as banner ads and broadcast e-mail. We compete for the attention of Internet users against the content of all other sites available on the Internet, particularly the many other online auction sites, including E-bay's consumer-to-consumer auction items, other uses of their leisure time as well as promotional offers made by merchants using the other media listed above. We also compete for the services of sales representatives who have the skills to present the features of the company's business model to potential business advertisers in order to obtain a continuous supply of promotional offers for auction on the IBID website.

GOVERNMENTAL REGULATION


Although the Internet has grown rapidly without a substantial amount of governmental regulation other than that to which every business organization is generally subject, there can be no assurance that this will continue to be the case. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations will be adopted with respect to the Internet. Those most likely to cover our business activities relate to privacy, taxation and information security. The offering of discounts and promotions by our business clients may be subject to various trade regulations to which all businesses are subject. In addition, numerous states, including the State of Florida where our business is currently located, have regulations regarding the manner in which auctions are conducted and the liability of auctioneers in conducting such auctions. It is unclear whether these regulations govern the Internet auctions.

We believe that applicable regulation is dependent on the location of the auction item. As all of our current auction items are located in Florida, we must comply with Florida auction regulations. The material Florida regulations are codified in Title XXXII, Chapter 468, and require that auctioneers be licensed and supervised by a Board of Auctioneers. Our auctioneer is licensed and in compliance with applicable Florida law.

If and when we expand our auctions to items located in other states, we will comply with other state-specific regulations on a state-by-state basis. There are no federal regulations that materially affect our business.


To date we have not received any complaints or inquiries from any governmental agencies concerning the operation of our business and we believe our company will be able to accommodate our operations to any future regulations.

EMPLOYEES


At March 31, 2003, we had 9 full time employees, including: 2 in marketing and customer service; 1 in sales; 2 in information technologies; 2 in administrative positions; and 2 in management. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.

LITIGATION

We are not a party to any litigation and management has no knowledge of any threatening or pending litigation.

FACILITIES

Our executive offices are located at 760 E. McNab Road, Pompano Beach, Florida 33060. The 7,500 square feet of office space is leased on a month to month basis at a rent of $6,835 per month. This space is adequate to maintain our current and future operations.

MANAGEMENT

Effective with the closing of our merger with IBID, our directors and executive officers are as follows:

Name                      Age         Position


Steve Markley              56         Chief Executive Officer, Principal
                                      Financial Officer, Secretary, Director


Gary Spaniak Jr.           37         President, Director

Steve Robinson             53         Director


Dr. George Kachmarik       49         Director


Robert Dolin               80         Director


STEVE MARKLEY. Since February 15, 2001, Mr. Markley has served as Chief Executive Officer of IBID, and since August 2002 he has served as Principal Financial Officer and Secretary for IBID. From 1997 through January 2001, Mr. Markley was President and CEO of Value Dining Incorporated, a franchise restaurant company in Southeast Florida doing business as Golden Corral Buffet and Grill.

GARY SPANIAK JR. Since February 15, 2001, Mr. Spaniak has served as President and as a Director of IBID. From 1998 until his position with IBID, Mr. Spaniak was the Director of Site Acquisitions for Retail Site Development, Inc., a commercial real estate acquisition company that negotiates build-to-suit locations for retail establishments across the U.S. From 1997 until 1998, Mr. Spaniak was a marketing consultant in Florida for AutoNation USA, an automobile sales franchise company.

STEVEN ROBINSON. Since February 2001, Mr. Robinson has served as a Director of IBID. In February 2003 he established Lifestyle Vacation Incentives, a travel consulting business, for which he is President and CEO. From January 1998 until February 2002, he was President and CEO of WorldChem, a chemical manufacturing and marketing company located in Orlando FL, a position he has held since founding the company in January 1998. From October 1996 to January 1998 he served as Executive Vice President and was a co-founder of American Access Technologies, Inc., a public company that manufactures zone cabling enclosures for fiber optic, wireless and data networks systems. He also served as an Executive Vice President of IBID from January 2001 through May 2001.

DR. GEORGE KACHMARIK. Since December 2002, Dr. Kachmarik has served as a Director of the Company. Dr. Kachmarik currently is the President and Founder of Renaissance Healthcare Group, a healthcare organization that provides private psychiatric services to individuals with severe mental illness in Orlando, Florida. He also serves as the Clinical Director, and was a founder of Pasadena Villa, a private psychiatric facility owned by Renaissance and as Vice President and Founder of Renaissance Health Foundation, a non-profit charity that provides mental health treatment for financially needy individuals. Dr. Kachmarik is a Captain in the United States Navy Reserve in which he serves as the Navy's liaison between the military and civilian emergency officials regarding preparations for and responses to natural and manmade disasters, including Homeland Defense and consequence response to terrorism and attacks with weapons of mass destruction. From January 1995 until June 2001, Dr. Kachmarik was a psychotherapist for La Amistad Behavioral Health Care Center, where his many responsibilities included Program Director and Director of Patient Services.

ROBERT DOLIN. Since December 2002, Mr. Dolin has served as a Director of the Company. Mr. Dolin founded Telcoa, Inc. in 1963 and has served as its CEO and as a director since it began trading as a public company 20 years ago. Telcoa has owned a venture capital company, a pay telephone company, a marketing development company and an alarm system company. Mr. Dolin has served as a director for numerous public companies over his long career.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


The following table sets forth the total compensation paid to our Chief Executive Officer for the last two fiscal years. The compensation below was paid by IBID and includes all securities issued to our Chief Executive Officer, including shares of common stock issued upon the exchange of IBID shares for Care shares pursuant to the merger.


----------------------------------------------------------------------------------------------------
                                                                                    Other Annual
Name and Position         Year          Total Salary       Other Annual Bonus       Compensation
----------------------------------------------------------------------------------------------------
Steve Markley             2002            $  -0-                   -0-                     -0-
Chief Executive Ofc.
----------------------------------------------------------------------------------------------------
Steve Markley             2001             $ 7,583                  -0-                  1,362 (1)
Chief Executive Ofc.

(1) Includes 300,000 shares of common stock of IBID issued to Mr.
Markley in lieu of wages. These shares were converted into 1,362,500 shares of common stock of Care under the terms of the merger agreement.
----------------------------------------------------------------------------------------------------

 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
 (Individual Grants)

 The following information sets forth the individual grants of stock options and freestanding SARs to our Chief Executive Officer in the last fiscal year.

 ------------------- -------------------------- ----------------------------- -------------------------------------------
                       Number of Securities      Percent of Total
                       Underlying Options/SARs   Options/SARs Granted        Exercise         Expiration
    Name                    Granted              Employees in Fiscal Year      Price             Date
 -------------------  ----------------------    ------------------------   ------------      ----------------
 Steve Markley, CEO           -0-                       -0-
 -------------------  ----------------------    ------------------------   ------------      ----------------

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR and FY-END OPTIONS/SAR VALUES

The following table sets forth the number of stock options and freestanding SARs exercised by our Chief Executive Officer in the above table during the last completed fiscal year.


 ------------------- -------------------------- ----------------------------- -------------------------------------------
                                                                      Number of Unexercised       Value of Unexercised
                       Shares Acquired               Value            Secutities Underlying       In-the-Money Options/
    Name                 On Exercise                Realized          Options/SARs at FY-End        SARs At FY-End
 -------------------  ----------------------    ----------------    --------------------------    -----------------------
 Steve Markley, CEO           -0-                     -0-                      -0-                       -0-
 -------------------  ----------------------    ----------------    --------------------------    -----------------------

DIRECTOR COMPENSATION

Directors are not paid for meetings attended at our corporate headquarters nor for telephonic meetings. All travel and lodging expenses associated with directors' meeting(s) are reimbursed by the company.

EMPLOYMENT AGREEMENTS

The Company currently has no written employment agreements with any officers or employees and no agreements are planned for the immediate future.

INDEMNIFICATION

Our certificate of incorporation, as amended, provides that we must, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons whom our company has the power to indemnify from and against all expenses, liabilities or other matters. Our by-laws further provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law. The indemnification provided in the by-laws is expressly deemed to not be exclusive of any other rights to which a person seeking indemnification may otherwise be entitled. The company's indemnification obligation applies where the party to be indemnified acted in good faith and in a manner such party reasonably believed to be in, or not opposed to, our best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS


At December 31, 2001 there were stock subscriptions receivable due from stockholders of $4,199. The amount due to stockholders at December 31, 2001 and December 31, 2002 was $37,293 and $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by stockholders.

The Company also has a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

On February 15, 2001 fixed assets and software were purchased from iBidUsa.com, Inc., a company that included one individual who owned more than 10% of the common stock in iBidUsa.com, but owns less than 5% of the common stock in the Company. The asset purchase agreement transaction was for a current market price of $1,900,000 in exchange for 19,000 shares of Series A Convertible Preferred Stock. The complete terms and conditions of the Series A stock is presented in
Note 1 of the financial statements under organization and capitalization.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock, based upon 15,077,158 shares outstanding, by:

         * the only persons who own of record or are known to own, beneficially, more than 5% of the company's common stock;

         * each director and executive officer of the company; and

         * all directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days after the date of this prospectus. Except as otherwise specifically set forth herein, the following tables give no effect to the conversion of our preferred shares.

NAME AND ADDRESS                        NUMBER OF SHARES         PERCENT

Steve Markley, Director and
Chief Executive Officer                    1,362,500               9.0%
934 N. University Dr. #202
Coral Springs, FL 33071

Gary Spaniak Jr., Director and             2,003,667              13.2%
President
Executive Officer
934 N. University Dr. #202
Coral Springs, FL 33071

Steven Robinson, Director                    625,000               4.1%
1401 Horizon Ct.
Orlando, FL 32809

Dr. George Kachmarik, Director               488,923               3.2%
6526 Saint Partin Place
Orlando, FL 32812-3509

Robert Dolin, Director                        62,500                 *
281 S. Hollybrook Dr.
Pembroke Pines, FL 33025

Officers and Directors as a Group          4,542,590             30.13%
(Five persons)

* Less than 1%

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue 30,000,000 shares of common stock with $.001 par value. As of the date of this prospectus there were 15,077,158 shares of common stock outstanding. The holders of the common stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the company, the holders of the common stock are entitled to receive the net assets held by the company after distributions to the creditors. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of common stock are not subject to call or redemption and are fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, with rights and designations as determined by our board of directors. We currently have designated three series of preferred stock. Subsequent to our merger, the holders of Series A preferred stock converted their shares into 2,242,194 shares of our common stock. The remaining two series of preferred stock issued and outstanding are as follows:

10,000 shares of Preferred Stock are designated as Series B Convertible Preferred Stock, $100 stated value per share, with 1,131 Series B preferred shares outstanding, convertible into 113,107 shares of common stock. Series B is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion (but in no event shall the conversion price be below $1.00 per share). Dividends accumulate at $8.00 per share annually, payable in cash or in Series B Preferred Stock at the company's option.

45,000 shares of Preferred Stock are designated as Series C Convertible Preferred Stock, $100 stated value per share, with 40,000 Series C Preferred Stock currently outstanding, convertible into up to 1,000,000 shares of common stock. Series C is convertible five years after issuance, or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion. No dividends are paid or accrued.

TRANSFER AGENT

The transfer agent for our shares of common stock is Executive Register and Transfer Agency, Inc. located at 3118 West Thomas Road, Suite 707, Phoenix, Arizona 85017.

REPORTS TO SECURITY HOLDERS

We intend to furnish our security holders with annual reports containing audited financial statements. We may disseminate such other unaudited interim reports to security holders, as we deem appropriate.

SELLING SECURITY HOLDERS

This prospectus relates to the registration of 4,953,694 shares of our common stock held by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders prior to the offering.


The table below sets forth information as of March 31, 2003. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.


                                COMMON SHARES                 COMMON SHARES
                           OWNED PRIOR TO OFFERING      OFFERED IN THE  OFFERING

NAME OF SHAREHOLDER          NUMBER         %             NUMBER            %


William J. Filerino          16,000          *            16,000            *
Louis A. Pistilli            16,000          *            16,000            *
Charles J. McMullin          20,000          *            20,000            *
Joseph DiStaulo              16,000          *            16,000            *
Louise C. Stiloski           40,000          *            40,000            *
John J. Villa               120,000          *           120,000            *
Charles Trapp               387,000       2.6%           387,000         2.6%
Jack D. Kelley              117,494          *           117,494            *
Brian J. Kelley              89,229          *            89,229            *
Derold J. Kelly              32,560          *            32,560            *
Earnest Mathis              124,704          *           124,704            *
Gary A. Agron               124,704          *           124,704            *
Gary Spaniak, Sr.           737,000      4.89%           475,000         3.2%
Steve Markey              1,362,500       9.0%           700,000         4.6%
Bobby Story                 738,000      4.89%           525,000         3.5%
Gary Spaniak,Jr.          2,003,667      13.3%           700,000         4.6%
James Ferrell               300,000       2.0%           300,000         2.0%
Salvatore Puccio            285,249       1.9%           285,249         1.9%
357 Corporation (1)         343,079       2.3%           343,079         2.3%
45 Corporation (2)          471,675       3.1%           471,675         3.1%
Adorno & Yoss, P.A.(3)       50,000          *            50,000            *

TOTALS                    7,427,861                    4,953,694

 *less than 1%

(1) Beneficial owner is Sal Spilotros.
(2) Beneficial owner is George Kachmarik.
(3) Voting control is held by Charles Pearlman.

PLAN OF DISTRIBUTION

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         * face-to-face transactions between sellers and purchasers without a broker/dealer.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

SHARES ELIGIBLE FOR FUTURE SALE


As of March 31, 2003, we have 15,077,158 shares of common stock issued and outstanding. This does not include shares that may be issued upon the conversion of our Series B and C preferred shares.


We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

LEGAL MATTERS

Adorno & Yoss, P.A., Fort Lauderdale, Florida has given its opinion as attorneys-at-law that the common stock, when issued pursuant to the terms hereof, will be fully paid and non-assessable. Adorno & Yoss, P.A., Fort Lauderdale, Florida has passed on the validity of the securities being issued but purchasers of the securities offered by this prospectus should not rely on Adorno & Yoss, P.A., Fort Lauderdale, Florida with respect to any other matters. Members of Adorno & Yoss, P.A. own 50,000 shares of our common stock.

EXPERTS


The financial statements of IBID, for the year ended December 31, 2002 and December 31, 2001, included in this prospectus, have been audited by William J. Hadaway, P.A., independent certified public accountants, in reliance upon their report given upon their authority as experts in auditing and accounting.


ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at HTTP://WWW.SEC.GOV.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Care Concepts I, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheet of Care Concepts I, Inc., a Delaware Corporation, and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects consolidated, the financial position of Care Concepts I, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for each of the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States.


/s/ William J. Hadaway, C.P.A.
------------------------------
William J. Hadaway, C.P.A.


Winter Park, Florida
March 20, 2003


                         Member in American Institute of
         Certified Public Accountants Division for SEC Practice Section

                              CARE CONCEPTS I, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2002


                         ASSETS
                         ------
Current Assets:
   Cash and cash equivalents                                  $    122,044
   Accounts receivable                                             157,500
   Credit cards receivable                                           3,311
                                                              ------------

      Total Current Assets                                         282,855

Property & equipment-net                                         1,648,058
Patent costs                                                        12,500
Due from stockholders                                                   --
Auction content inventory                                        3,856,450
                                                              ------------

         Total Assets                                         $  5,799,863
                                                              ============


          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

Current Liabilities:
   Accounts payable                                           $     12,485
   Due to stockholders                                               7,124
   Notes payable                                                    15,956
                                                              ------------

      Total Current Liabilities                                     35,565
                                                              ------------

Deferred Income                                                         --
                                                              ------------

Stockholders' Equity:
   Common stock of $.001 par value.  Authorized 30,000,000          15,192
      shares; issued and outstanding 15,192,425
   Preferred B of $.00001 par value.  Authorized 1,000,000              --
      shares; issued and outstanding 1,139
   Preferred C of $.00001 par value.  Authorized 1,000,000              --
      shares; issued and outstanding 45,000
   Paid-in-capital                                               6,018,609
   Deficit in retained earnings                                   (269,503)
                                                              ------------

      Total Stockholders' Equity                                 5,764,298
                                                              ------------

         Total Liabilities & Stockholders' Equity             $  5,799,863
                                                              ============

          See accompanying notes to consolidated financial statements.

                              CARE CONCEPTS I, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                             2002             2001
                                                             ----             ----
Net Sales:
   Sales auctions                                       $    171,396     $    124,544
   Marketing agreement sales                                 583,081          133,000
   Franchise sales                                            13,203            5,008
   Sales: other                                                7,631            9,940
                                                        ------------     ------------

     Total Sales                                             775,311          272,492
                                                        ------------     ------------

Cost and Expenses:
   Cost of goods sold                                             --               --
   Selling, general and administrative                       664,700          307,331
   Management fees                                           269,500          237,467
                                                        ------------     ------------

     Total Costs and Expenses                                934,200          544,798
                                                        ------------     ------------

     Loss Before Other Income (Expense)                     (158,889)        (272,306)
                                                        ------------     ------------

Other Income (Expense):
   Auction content sales                                     180,600               --
   Interest Expense                                           (9,149)          (9,759)
                                                        ------------     ------------

      Total Other Income (Expense)                           171,451           (9,759)
                                                        ------------     ------------

       Net Income (Loss)                                $     12,562     $   (282,065)
                                                        ============     ============

Basic and Diluted Net Income (Loss) Per Common Share             Nil     $      (0.01)
                                                        ============     ============

Weighted Average Common Shares Outstanding                10,254,603       45,253,469

          See accompanying notes to consolidated financial statements.

                              CARE CONCEPTS I, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2001 AND 2002

                                                                     2002            2001
                                                                     ----            ----
Cash Flows from Operating Activities:
      Net Income (Loss)                                          $    12,562     $  (282,065)
      Adjustments to reconcile net income (loss) to net
         cash provided (used) in operating activities:
           Depreciation                                               16,079           7,692
           Amortization                                              121,140         105,998
           Common stock issued for services                               --           7,638
      Changes in operating assets and liabilities:
      (Increase) decrease in:
          Accounts receivable                                       (157,500)             --
          Credit cards receivable                                     (2,073)         (1,238)
          Due from stockholders                                        4,199          (4,199)
          Auction content inventory                                  143,550              --
       Increase (decrease) in:
          Accounts payable                                            (3,930)         16,417
          Advance franchise fee                                      (20,000)         20,000
          Accrued interest                                            (7,767)          7,767
          Deferred income                                            (13,203)         13,203
                                                                 -----------     -----------

             Net cash provided (used) in operating activities         93,057        (116,425)
                                                                 -----------     -----------

  Cash Flows from Investing Activities:
       Purchase of fixed assets                                         (938)        (10,530)
                                                                 -----------     -----------

             Net cash (used) in investing activities                    (938)        (10,530)
                                                                 -----------     -----------

  Cash Flows from Financing Activities:
          Proceeds from stockholder advances                          90,664          37,293
          Payments to stockholders                                  (120,833)             --
          Notes payable proceeds                                      20,000         100,000
          Payments on notes payable                                 (104,044)             --
          Proceeds from issuance of common stock                     114,600          19,200
                                                                 -----------     -----------

             Net cash provided (used) by financing activities            387         156,493
                                                                 -----------     -----------

  Net  Increase in Cash and Cash Equivalents                          92,506          29,538

  Cash and Cash Equivalents, Beginning                                29,538              --
                                                                 -----------     -----------

  Cash and Cash Equivalents, Ending                              $   122,044     $    29,538
                                                                 ===========     ===========

  Non-Cash Operating, Investing and Financing Activities:

          Preferred stock issued for the following:
             Acquisition of patent                                               $    12,500
             Acquisition of promotional inventory                                  4,000,000
             Purchase of fixed assets and software                                 1,887,500
                                                                                 -----------
                                                                                 $ 5,900,000
                                                                                 ===========

          See accompanying notes to consolidated financial statements.

                              CARE CONCEPTS I, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEAR ENDED DECEMBER 31, 2001 AND 2002

                                                                Series A             Series B              Series C
                                                             Preferred Stock       Preferred Stock      Preferred Stock
                                                             ---------------       ---------------      ---------------
                                                            Shares     Amount     Shares      Amount   Shares    Amount
                                                            ------     ------     ------      ------   ------    ------
IBID America, Inc From Inception

   Issuance of stock:
      Common stock for cash
      Preferred, Series A for purchase of assets
         from related party                                 19,000        --
      Preferred, Series B
         for purchase of promotional inventory of cell art                        40,000        --
      Preferred, Series C for notes payable proceeds                                                    1,000        --
      Common stock for extension of
         maturity dates on notes payable

   Stock dividends:
      Series A Dividend                                      1,720        --
      Series B Dividend                                                            2,646        --
      Series C Dividend                                                                                    61        --

  Net Loss
                                                       ---------------------------------------------------------------------

Balance December 31, 2001                                   20,720        --      42,646        --      1,061        --

   Stock dividends:
      Series A Dividend                                      1,702
      Series B Dividend                                                            2,354
      Series C Dividend                                                                                    78

Canceled Common Stock

Converted Warrants February 15, 2002

Reverse Split Common Stock 1:4 June 5, 2002

[RESTUBBED]
                                                                   Common Stock                      Deficit in
                                                                   ------------          Paid-in      Retained
                                                                 Shares     Amount       Capital      Earnings     Total
                                                                 ------     ------       -------      --------     -----
IBID America, Inc From Inception

   Issuance of stock:
      Common stock for cash                                    45,165,000    45,165      (25,965)          --       19,200
      Preferred, Series A for purchase of assets
         from related party                                                            1,900,000                 1,900,000
      Preferred, Series B
         for purchase of promotional inventory of cell art                             4,000,000                 4,000,000
      Preferred, Series C for notes payable proceeds
      Common stock for extension of
         maturity dates on notes payable                          100,000       100         (100)

   Stock dividends:
      Series A Dividend
      Series B Dividend
      Series C Dividend

  Net Loss                                                                                           (282,065)    (282,065)
                                                       --------------------------------------------------------------------

Balance December 31, 2001                                      45,265,000    45,265    5,873,935     (282,065)   5,637,135

   Stock dividends:
      Series A Dividend
      Series B Dividend
      Series C Dividend

Canceled Common Stock                                          (6,666,667)   (6,666)       6,000                      (666)

Converted Warrants February 15, 2002                            1,013,335     1,013       (1,013)

Reverse Split Common Stock 1:4 June 5, 2002                   (29,708,751)  (29,709)      29,709

                              CARE CONCEPTS I, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      YEAR ENDED DECEMBER 31, 2001 AND 2002

                                                                Series A             Series B              Series C
                                                             Preferred Stock       Preferred Stock      Preferred Stock
                                                             ---------------       ---------------      ---------------
                                                            Shares     Amount     Shares      Amount   Shares    Amount
                                                            ------     ------     ------      ------   ------    ------
Converted Warrants July 15, 2002

Reverse Split Common Stock 1:2 October 3, 2002

Issued Stock for compensation

Consulting Agreement

Investment Banking

Converted WarrantsOctober 25, 2002

Balance November 27, 2002 prior
                                                       ---------------------------------------------------------------------

  to Merger with Care Concepts I, Inc.                      22,422                45,000                1,139

 Reverse Acquisition of Care Concepts I, Inc.
   By Ibid America, Inc.

Issued Stock for Consulting agreement

Converted Preferred "A" to Common Stock

Converted Note to Common Stock                             (22,422)

Net Income
                                                       ---------------------------------------------------------------------

Balance December 31, 2002                                        -     $  --      45,000   $    --      1,139    $   --
                                                       =====================================================================
[RESTUBBED]


                                                               Common Stock                      Deficit in
                                                               ------------          Paid-in      Retained
                                                             Shares     Amount       Capital      Earnings     Total
                                                             ------     ------       -------      --------     -----
Converted Warrants July 15, 2002                            1,000,650     1,001       (1,001)

Reverse Split Common Stock 1:2 October 3, 2002             (5,451,784)   (5,452)       5,452

Issued Stock for compensation                               1,500,000     1,500       (1,500)

Consulting Agreement                                        2,500,000     2,500       (2,500)

Investment Banking                                          1,100,000     1,100       (1,100)

Converted WarrantsOctober 25, 2002                          1,529,043     1,529       (1,529)

Balance November 27, 2002 prior
                                                       ---------------------------------------------------------------

  to Merger with Care Concepts I, Inc.                     12,080,826    12,081    5,906,453     (282,065)   5,636,469

 Reverse Acquisition of Care Concepts I, Inc.
   By Ibid America, Inc.                                      600,040       600         (600)

Issued Stock for Consulting agreement                         154,097       154         (154)

Converted Preferred "A" to Common Stock                     2,242,194     2,242       (2,242)

Converted Note to Common Stock                                115,267       115      115,152                   115,267

Net Income                                                                                         12,562       12,562
                                                       ---------------------------------------------------------------


Balance December 31, 2002                                  15,192,424    15,192    6,018,609     (269,503)   5,764,298
                                                       ===============================================================

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND CAPITALIZATION

Care Concepts, Inc. (the "Company") is authorized under its Articles of Incorporation to issue and have outstanding at any one time 30,000,000 shares of common stock, par value $.001 per share.

The Company was formed in Nevada in July 1988 as Amsterdam Capital Corporation, Inc. In June 1989, the Company acquired Care Concepts, Inc., a Colorado corporation that was formed in 1984 ("Care Concepts Colorado"). In the acquisition, the Company purchased all of the outstanding shares of Care Concepts Colorado, and operated Care Concepts Colorado as its wholly-owned subsidiary. Contemporaneously with this transaction, the Company changed its name to Care Concepts, Inc. Care Concepts Colorado was merged into the Company in January 1992.In November 1992, the Company changed its state of incorporation to Delaware through a change in domicile merger.

         In November 2002, the Company changed its name to Care Concepts I, Inc. ("Care" or the "Company"). The Company and its principal shareholders subsequently consummated a reverse merger with iBid America, Inc. ("IBID"), a Florida corporation, whereby IBID merged with a wholly-owned subsidiary of Care. IBD was organized under the laws of the State of Florida in February 2001. In a reverse acquisition, since IBID is considered to be the acquirer, its financial statements are subsequently reported as the financial statements of Care Concepts I, Inc. Each of the three series of preferred stock of IBID was converted into an equivalent number and on the same terms and conditions of a series of preferred stock of Care.

On February 15, 2001 IBID was authorized by the Board of Directors to issue three series of preferred stock as follows:

Preferred Stock Series A
     1. Amount authorized: $2,000,000
     2. Dividend: Ten (10%) Percent- Dividend may be paid in cash or in stock 3.
     Term: Five (5) years 4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

On October 23, 2002 the designation and preferences of this series of stock was changed as follows:

The stock would be converted at $1.00 per share and all accruals of dividends would be stopped.

On November 27, 2002 the series were converted into 2,242,194 shares of common stock

Preferred Stock Series B
     1. Amount authorized: $100,000
     2. Dividend: Eight (8%) Percent- Dividend may be paid in cash or in stock
     3. Term: Five (5) years 4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share and a ceiling of $2.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

Preferred Stock Series C
     1. Amount authorized: $4,000,000
     2. Dividend: Eight (8%) Percent- Dividend may be paid in cash or in stock
     3. Term: Five (5) years 4. Conversion Rate: 80% of market trade for previous 10 days trading with floor of $1.00 per share.
     5. Dilution: This series of Preferred Stock may not be diluted by adjustments up or down of underlying common stock unless and until converted into common stock.

On September 9, 2002 the designation and preferences of this series of stock was changed as follows:

All accruals of dividends stopped, maximum shares authorized were limited to 45,000 shares, and maximum shares of common stock this series would convert into 1,000,000 shares of common stock.

The par value of all the preferred series is $.00001 and at December 31, 2002 the shares issued were 1139 for Series B and 45,000 for Series C. Series A was converted to 2,242,194 common shares in November 2002. Upon amendment of the Delaware Articles for these designations, the terms and conditions of IBID Series B became Care Series C, and the terms and conditions of IBID Series C became Care Series B.

BUSINESS

The Company's concept, through its subsidiary IBID, is a network of metropolitan auction web sites powered by dynamic database programming. The concept capitalizes on the popularity of Internet auctions and the potential of Internet commerce, and creates a new alternative marketing avenue for businesses taking a fresh approach to Internet auctions.

Ibid National, Inc., a wholly owned subsidiary of the Company, provides the expansion vehicle of the network auctions through the sale of marketing agreements on a nationwide basis.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material inter-company accounts and transactions have been eliminated. The statements for the periods are based on the purchase accounting method. These consolidated statements reflect only the post-transaction operations of Ibid America, Inc. the accounting acquirer, as is normally the case with a business combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments with maturities of three months or less to be cash equivalents.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

PROPERTY AND EQUIPMENT

Property, plant and equipment are recorded at cost and depreciated, using the straight-line method over the estimated useful lives of the assets. Gain or loss on disposition of assets is recognized currently. Repairs and maintenance are charged to expense as incurred. Major replacements and betterments are capitalized and depreciated on a straight-line basis over the remaining useful lives of the assets.

PATENT

The Company has capitalized certain incremental costs incurred related to acquiring patents on the Company's auction methods. The United States government has not yet approved the patent, but the Company will adopt the accounting provisions under the Statements of Financial Accounting Standards SFAS No.121 and 142.

REVENUE RECOGNITION

The Company co-partners with businesses for auction items to be listed on its internet site. Revenue from these auctions is recognized at the time the auction is completed. The Company does not generally grant return privileges to customers.

Marketing agreements were sold by the Company granting the Purchaser an exclusive license to receive 1.5% of all auction income in said area. The Company retains title and ownership of the area. The Company does not provide any additional services after the signing of the agreement. Therefore revenue is recognized immediately.

The Company had sold Franchises in 2001, which granted territorial licenses for a period of ten (10) years. The Company discontinued franchise sales in 2002 and repurchased all outstanding franchises.

PRODUCT DEVELOPMENT COSTS

Costs in connection with the development of the Company's services are comprised of design, production, consulting and other related software fees. These costs are charged to expense as incurred. Additionally, in-house personnel completed all our programming changes and updates.

ADVERTISING COSTS

Advertising costs are charged to expense as incurred.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002


STOCKHOLDERS' EQUITY

1992 Stock Incentive Plan
-------------------------

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company's stockholders approved the 1992 Stock Incentive Plan (the "Stock Incentive Plan"), which authorized the issuance of up to 125,000 shares of common stock pursuant to incentive stock options, nonqualified stock options and restricted stock awards to be granted to officers and other eligible employees of the Company for up to ten years after November 30, 1992. No options were ever granted, and the plan terminated November 30, 2002. The Company currently has no Stock Option Plan in place to compensate officers and other employees.

1992 Director Option Plan
-------------------------

On November 20, 1992, the Board of Directors adopted and on November 30, 1992, the Company's stockholders approved the Company's 1992 Director Option Plan (the "Director Option Plan"). Under the terms of the Director Option Plan, directors of the Company who were not officers or employees of the Company were to receive nonqualified options to purchase 250 shares of the common stock of the Company each year. A total of 6,000 shares of common stock could have been issued under the Director Option Plan, subject to adjustments for stock dividends, stock splits, or other relevant capitalization changes as provided in such plan. The plan was terminated at November 30, 2002. The Company currently has no Stock Option Plan in place to compensate directors.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax liabilities and assets for temporary differences, operating loss carry-forwards, and tax credit carry-forwards existing at the date of the financial statements.

A temporary difference is a difference between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

As of December 31, 2002, the Company had a consolidated net operating loss carryfoward of approximately $6,979,800, which will expire in the years 2004 through 2021 The Company has not yet determined that this carryfoward loss is available to the merged entities. The Company has not recognized any benefit of such net operating loss carryfoward in the accompanying consolidated statements in accordance with the provisions of SFAS No. 109 as the realization of this deferred tax benefit is not considered more likely then not. A 100% valuation allowance has been recognized to offset the entire net deferred tax asset.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002



RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No.
141. "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No.141 addresses financial accounting and reporting for all business combinations and requires that all business combinations entered into subsequent to June 2001 be recorded under the purchase method. This statement also addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. The Company adopted these statements on January 1, 2002.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30. SFAS No. 144 removes goodwill from its scope, as goodwill is addressed in the impairment test described above under SFAS No. 142. The Company adopted SFAS No. 144 on January 1, 2002.

The adoption of these pronouncements is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 2.  PROPERTY AND EQUIPMENT

                                         Estimated Useful
                                          Lives (years)
                                         ----------------
         Office furniture and equipment        5-7              $ 81,845
         Auction software                       15             1,817,124
                                                               ---------

                                                               1,898,969
         Less accumulated depreciation
           & amortization                                        250,911
                                                               ---------
                                                              $1,648,058

Depreciation expense for the years ended December 31, 2002 and 2001 was $16,079 and $7,692. Amortization expense for December 31, 2002 was $121,140 and for December 31, 2001 was $105,998.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002


NOTE 3.  AUCTION CONTENT INVENTORY

The inventory is stated at lower of cost or market using the first in, first out
(FIFO) method of valuation. These cell art pieces are used in a program established by the Company with local and national charities to increase its databases of potential bidders and buyers on their auction website.

The inventory at December 31, 2002 was $3,856,450.

The cost of insuring these cells was not financially feasible. The Company has created a secure designated area in Pompano Beach to store the inventory. The Company has taken many measures to fireproof this area. A monitored fire and security system and surveillance cameras have been installed.

NOTE 4.  NOTES PAYABLE

Notes payable consisted of the following at December 31, 2002:

                Date                Amount       Interest        Original
              of Loan               of Loan        Rate          Maturity

         September 1, 2001         $ 15,956         5%       September 1, 2002

The above note maturity date was extended to September 1, 2003.

NOTE 5.  WARRANTS

The Company had outstanding 481,610 warrants to purchase common stock at par ..0001 at the beginning of year 2002. Each warrant converts to one (1) share of common stock. During the year additionally warrants were issued at par in conjunction with the sale of the marketing agreements. All warrants were converted to common stock and none were outstanding at December 31, 2002.


NOTE 6.  RELATED PARTY TRANSACTIONS

The Company had several related party transactions during the year. At December 31, 2002 there was a payable due to stockholders of $7,124. These amounts represented advances from shareholders and corporate expenses paid personally by them.

The Company also has a commercial lease with the mother of the president of the Company on a monthly basis with a rent payment of $7,500 per month.

NOTE 7.  NET INCOME OR (LOSS) PER COMMON SHARE

The Company computes earnings (loss) per common share in accordance with the provisions of Statement of Financial Accounting Standards SFAS No. 128, "Earnings per Share" which requires the presentation of both basic and diluted earnings (loss) per share.

                       CARE CONCEPT I INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002


The basic and diluted net loss per common share was computed based upon the weighted average number of shares of common stock outstanding during the periods. The number of shares used in the computation was 10,254,603 and 45,253,469 for the years ended December 31, 2002 and 2001, respectively.

NOTE 8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These instruments include cash and cash equivalents, accounts receivable, credit cards receivable, accounts payable, notes payable, accrued interest and advance. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

                                TABLE OF CONTENTS

                                                                        Page

Prospectus Summary....................................................   2
Risk Factors..........................................................   4
Forward-Looking Statements............................................   6
Price Range of Common Stock and Dividend Policy.......................   7
Use of Proceeds.......................................................   7
Management's Discussion and Analysis or Plan of Operation.............   8
Our Business..........................................................  10
Management............................................................  16
Certain Transactions..................................................  18
Security Ownership of Certain Beneficial Owners and Management........  18
Description of Securities.............................................  19
Selling Security Holders..............................................  20
Plan of Distribution..................................................  21
Shares Eligible for Future Sale.......................................  21
Legal Matters.........................................................  22
Experts...............................................................  22
Additional Information................................................  22
Financial Statements..................................................  F-1

                           ________________ Shares






                              Care Concepts I, Inc.










                                   PROSPECTUS






                                __________, 2003

                                    PART TWO


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws provide that it may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee........................        $  2,735
Legal Fees and Expenses*...............................          30,000
Accounting Fees and Expenses*..........................           5,500
Financial Printing*....................................           2,500
Transfer Agent Fees*...................................           1,000
Blue Sky Fees and Expenses*............................           4,000
Miscellaneous*.........................................           2,000
                                                                 ------
TOTAL....................................................      $ 47,735
                                                               ========

* Estimated

None of the foregoing expenses are being paid by the selling security holders.


ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES



The following securities were issued by Care (the "Company") during the last 3 years:

In 1996, a lawsuit was brought against the Company by a former officer of the Company for past due fees and expenses. On March 3, 1997, a default judgment was entered against the Company which resulted in a judgment payable in the amount of $63,931 plus interest at an annual rate of 10%. The Company's president entered into negotiations with the former officer for settlement of the judgment. Ultimately, the judgment was assigned to a corporation owned by the Company's president. On November 14, 2000, the former officer received $9,000 as consideration for the assignment. In addition, the former officer entered into an agreement to release and discharge the Company from all past, present or future claims. On November 30, 2000, the Company's president settled the judgment with the Company for $9,000 and the judgment was converted into 180,000 shares of common stock in 2001. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The president was an accredited investor. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On February 5, 2001, the Company entered into a settlement agreement with Jack Kelley and Derold Kelley, former officers of the Company. Under the terms of the settlement agreement the former officers received 92,475 shares of the Company's common stock in full settlement of any and all claims that the former officers may have had or currently had against the Company. The common stock was valued at $4,624 and was included in operating expenses for the year ended December 31, 2000. The former officers of the Company were all accredited investors. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The former officers had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On February 19, 2001, the Company entered into a settlement agreement with Brian Kelley, a former officer of the Company. Under the terms of the settlement agreement Mr. Kelley received 50,000 shares of the Company's common stock in full settlement of any and all claims that Mr. Kelley may have had or currently had against the Company. The common stock was valued at $2,500 and was included in operating expenses for the year ended December 31, 2000. Mr. Kelley was an accredited investor. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. Mr. Kelley had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

The Company's president, a former officer and a stockholder paid $26,420 and $5,968 of operating expenses on behalf of the Company during the years ended December 31, 2001 and 2000, respectively. In July 2001, the Company issued 67,240 shares of common stock for payment of $3,362 of the accounts payable to the related parties. These individuals were all accredited investors. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The individuals had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

In July 2001 the Company issued 152,759 shares of common stock to three former officers of the Company for services performed. The shares were valued at $7,638 and the amount is included in operating expenses for the year ended December 31, 2001. These individuals were all accredited investors. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The individuals had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On November 12, 2002, pursuant to a special meeting of the Company's shareholders, the Company effectuated a reverse split of 1:50. The balance of common shares outstanding at December 31, 2002 was 15,192,425, and reflects the issuance of common shares in conjunction with the merger, for compensation, warrant conversion, consulting agreements and for conversion of a note payable.

Effective November 26, 2002, pursuant to an agreement and plan of merger, the Company issued an aggregate of 12,080,867 shares of its common stock to the 97 common stockholders of IBID and an aggregate of 68,553 shares of 3 series of preferred stock to 9 preferred stockholders of IBID. Of the 102 total shareholders of IBID that exchanged their shares, 87 were accredited investors. The remaining shareholders represented that they had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company. The issuance of the shares pursuant to the merger was exempt from registration under Section 4(2) of the Securities Act. The IBID shareholders had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On November 26, 2002, the Company issued an aggregate of 154,097 shares of its common stock to five consultants pursuant to business services consulting agreements. The shares were valued at par. These consultants were former affiliates of the Company and were all accredited investors. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The consultants had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On November 26, 2002, the Company issued an aggregate of 2,242,194 shares of its common stock pursuant to the conversion of all of its outstanding series A preferred stock by the Series A preferred stockholders. The series A preferred shares were initially issued pursuant to the merger with IBID. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. These shares were issued to 5 individuals, all of whom were accredited investors. The IBID shareholders had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

In December, 2002, the Company issued 115,267 shares of its common stock pursuant to a conversion of a note payable. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The shareholder is an accredited investor and had access to information about the Company and had the opportunity to ask questions about the Company. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

The following securities were issued by IBID during the last 3 years:

On February 2, 2001, IBID issued 45,165,000 valued at $4,517 to the original officers and directors of IBID in anticipation of their continued service to IBID. Each party by directors' resolution was to serve one year to be eligible to retain the issued stock. The officers and directors were all accredited investors. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The share certificates contained a legend restricting the transferability absent registration or an applicable exemption. Subsequently, 6,666,667 shares issued to a former officer and director, who became ineligible to retain the stock, were cancelled.

On February 15, 2001, IBID issued 19,000 shares of Series A Convertible Preferred Stock to and for the purchase of the assets of iBidUSA.com, Inc., to include its website, proprietary software and patent pending. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. IBidUSA.com subsequently assigned these shares, and on November 26, 2002, the shares were converted by 5 individuals, all of whom were accredited investors as described directly above.

On March 10, 2001, IBID issued 40,000 shares of Series B Convertible Preferred Stock to two investors, both of whom are accredited investors, for the purchase of cel art, which is categorized as our promotional inventory. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The shareholders had access to information about IBID and had the opportunity to ask questions about IBID. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On April 1, 2001, IBID issued 1,000 shares of Series C Preferred Stock for notes payable proceeds to one shareholder who is an accredited investor. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act.. The shareholder had access to information about IBID and had the opportunity to ask questions about IBID. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On September 1, 2001, IBID issued 100,000 shares of its common stock as consideration for an extension of a note payable to an accredited investor. The issuance of the shares was exempt from registration under Section 4(2) of the Securities Act. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On February 15, 2002, IBID issued 1,702 shares, 2,474 shares, and 87 shares of its preferred stock as payment of dividends for its Series A, Series B and Series C Preferred Stock, respectively. The shareholders are accredited investors and the issuance was exempt from registration under Section 4(2) of the Securities Act. The shareholders had access to information about IBID and had the opportunity to ask questions about IBID. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On February 15, 2002, IBID issued 1,013,335 shares of its common stock for par to warrant holders who had acquired warrants by contract to market IBID's services in 96 metropolitan areas. The issuance was exempt from registration under Section 4(2) of the Securities Act. The shareholders had access to information about IBID and had the opportunity to ask questions about IBID. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

On June 5, 2002, IBID shareholders voted to reverse split the common stock 1:4 decreasing the common shares outstanding by 29,708,751shares, from 39,611,668 to 9,902,917.

On July 15, 2002, IBID issued 1,000,650 shares of its common stock for par to warrant holders who had acquired warrants by contract to market the Company's services in 96 metropolitan areas. The issuance was exempt from registration under Section 4(2) of the Securities Act. The shareholders had access to information about IBID and had the opportunity to ask questions about IBID. The certificates evidencing the shares issued contain a legend restricting their transferability absent registration or an applicable exemption.

All but 12 of the warrant holders in the February 15 and July 15 transactions were accredited investors.

On October 3, 2002, IBID shareholders voted to reverse split the stock 1:2 decreasing the number of common shares outstanding by 5,451,784, from 10,903,567 to 5,451,784.

In October, 2002, IBID issued 1,500,000 shares of its common stock as compensation. The shares were valued at par. The issuance was exempt from registration under Section 4(2) of the Securities Act. The shareholder had access to information about IBID and had the opportunity to ask questions about IBID. The certificate evidencing the shares issued contains a legend restricting their transferability absent registration or an applicable exemption.

In October, 2002, IBID issued 2,500,000 shares of its common stock pursuant to a business consulting agreement. The shares were valued at par. The issuance was exempt from registration under Section 4(2) of the Securities Act. The shareholder had access to information about IBID and had the opportunity to ask questions about IBID. The certificate evidencing the shares issued contains a legend restricting their transferability absent registration or an applicable exemption.

In October, 2002, IBID issued 1,100,000 shares of its common stock pursuant to a business consulting agreement. The shares were valued at par. The issuance was exempt from registration under Section 4(2) of the Securities Act. The consultant had access to information about IBID and had the opportunity to ask questions about IBID. The certificate evidencing the shares issued contains a legend restricting their transferability absent registration or an applicable exemption.

ITEM 27.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


        EXHIBIT NO.        DESCRIPTION OF DOCUMENTS
        -----------                ------------------------

               (2) Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession

               2.1 Agreement and Plan of Merger (Incorporated by reference to Form 8-K filed November 19, 2002.)

               (3)            Certificate of Incorporation and By Laws

               3.1 Certificate of Incorporation (Incorporated by reference to Form SB-2 filed February 14, 1993.)

               3.2 Amended and Restated Certificate of Incorporation (Incorporated by reference to Form 10-KSB filed March 26, 2001.) 3.3 Amended and Restated By-Laws (Incorporated by Reference to Form 10-KSB filed March 26, 2001.)


               3.4 Certificate of Amendment of Certificate of Incorporation (Previously filed herein on December 15, 2002)

               3.5 Correction to Certificate of Amendment of Certificate of Incorporation (Previously filed herein on December 15, 2002)

               3.6 Designations of Preferred Stock (Previously filed herein on December 15, 2002)


               (5)            Opinion of Counsel

               5.1            Opinion of Adorno & Yoss, P.A.

               (21)           Subsidiaries of Registrant


               21.1 Subsidiaries of Registrant (Previously filed on Form 10-KSB filed March 31, 2003)


               (23)           Consents



               23.1           Consent of Independent Auditor - William J.
                              Hadaway, P.A.

               23.2           Consent of Adorno & Yoss, P.A. (included in
                              Exhibit 5.1)

ITEM 28.          UNDERTAKINGS


The undersigned Registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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


SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pompano Beach, Florida on April 4, 2003.


                                     CARE CONCEPTS I, INC.

                                     By:/s/ Steve Markley
                                        --------------------------------------
                                        Steve Markley Chief Executive Officer
                                        and Principal Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                    Title                               Date

/s/ Steve Markley            Chief Executive Officer,            April 4, 2003
Steve Markley                Secretary/Treasurer, Principal
                             Financial Officer, Director

/s/ Gary Spaniak Jr.         President, Director                 April 4, 2003
Gary Spaniak Jr.

/s/ Steve Robinson           Director                            April 4, 2003
Steve Robinson

/s/Dr. George Kachmarik      Director                            April 4, 2003
Dr. George Kachmarik

/s/Robert Dolin              Director                            April 4, 2003
Robert Dolin



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